Exhibit 23.1

December 26, 2007

Board of Directors

Far East Energy Corporation and Subsidiaries

303 N. Sam Houston Parkway East, Suite 380

Houston, Texas 77060

RE:	Use of Financial Statements in Form S-8 Registration Statement

Dear Board of Directors:

As the independent registered public accounting firm for Far East Energy Corporation, a Nevada corporation (the “Company”), we hereby consent to the use of our reports dated February 14, 2007, included in the annual report of the Company on Form 10-K for the year ended December 31, 2006 and incorporated by reference in this registration statement.

Sincerely,

/s/ Payne Smith & Jones, P.C.
Payne Smith & Jones, P.C.
Dallas, Texas